Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, please contact:

Robert C. Singer

Chief Financial Officer

Williams Scotsman International, Inc.

(410) 931-6108

Williams Scotsman International, Inc. Reports Results

For the Quarter Ended June 30, 2007

Baltimore, MD - August 3, 2007 - Williams Scotsman International, Inc. (NASDAQ: WLSC), a leading provider of modular space solutions, reported today its financial results for the second quarter of 2007.

Second Quarter Results

Total revenue for the 2007 second quarter was $203.7 million, compared to $159.1 million a year ago. Leasing revenues increased 18.1% to $82.9 million from $70.2 million in the prior year quarter, driven primarily by a 2.1% increase in average units on rent in North America, and an increase in the average rental rate of $22 to $309 from $287.  North American utilization showed a decline to 80% from 82% a year ago due to idle classroom capacity and storage fleet growth.

The increase in units on rent and average rental rates is attributable to continued strong performance throughout the Company’s U.S. regions and Canada. The remaining increase in leasing revenue was driven by the Company’s European subsidiary, Wiron, which was acquired in the third quarter of 2006 and accounted for $5.3 million of the increase.  Sales of new units and rental equipment increased 54.8% compared to the prior year quarter primarily as a result of increased sales activities including a large classroom project in Louisiana and a military project in Hawaii. Delivery and installation revenues increased 23.6% compared to the prior year quarter as a result of the above mentioned items.

Gross profit increased by $13.9 million, or 20.5%, to $81.8 million, while the gross profit margin percentage decreased 2.5 percentage points to 40.2% as compared to the prior year second quarter due to a higher mix of sales related business. The Company reported net income for the quarter ended June 30, 2007 of $14.6 million, or $0.33 per diluted share, an increase of 26.4% or $0.05 per diluted share as compared to net income of $11.6 million or $0.27 per diluted share for the quarter ended June 30, 2006.

Gerry Holthaus, Chairman, President and CEO, commented, “We are very pleased with the results of our second quarter financial performance.  Our results for the period reflect continued growth in our U.S regions as well as our focus on our international markets including the benefit of our European acquisition and continued growth from our Canadian operations.  As a result of these activities, the Company reported record net income for its second quarter.”

“We also announced on July 19, 2007, that the Company agreed to be acquired by the parent company of Algeco Group, the European space rental company, in an all-cash transaction for $2.2 billion, which includes the refinancing of outstanding debt.  Under the terms of the agreement, Williams Scotsman International, Inc. shareholders will receive $28.25 in cash for each share of Williams Scotsman International, Inc. common stock they own.”

Six Months ended June 30, 2007 Results

Revenues for the six months ended June 30, 2007 were $365.7 million, a 12.8% increase from $324.1 million in the comparable period of 2006. Gross profit was $155.8 million, a 16.9% increase as compared to $133.3 million for the prior year period. The Company reported net income for the six months ended June 30, 2007 of  $25.1 million or $0.57 per share as compared to net income of $22.0 million or $0.53 per share for the six months ended June 30, 2006.

Williams Scotsman International, Inc. has scheduled a conference call for August 3, 2007 at 10:00 AM Eastern Time to discuss its second quarter results.  To participate in the conference call, dial 888-633-8284 for domestic (212-231-6012 for international) and ask to be placed into the Williams Scotsman call.  To listen to a live webcast of the call, go to www.willscot.com and click on the Investor Relations section. Please go to the website 15 minutes early to download and install any necessary audio software. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until 11:59 PM on September 2, 2007.  To access the replay, domestic callers can dial 800-633-8284 and enter access code 21345015 (international callers can dial 402-977-9140).

About Williams Scotsman International, Inc.

Williams Scotsman International, Inc., through its subsidiaries, is a leading provider of mobile and modular space solutions for multiple industry sectors, including the Construction, Education, Commercial, Healthcare and Government markets. The company serves over 30,000 customers, operating a fleet of over 121,000 modular space and storage units that are leased through a network of over 100 locations throughout North America and Spain. Williams Scotsman provides delivery, installation, and other services, and sells new and used mobile office products. Williams Scotsman also manages large modular building projects from concept to completion. Williams Scotsman is a publicly traded company (NASDAQ: WLSC—News) headquartered in Baltimore, Maryland with operations in the United States, Canada, Mexico, and Spain. For additional information, visit the company’s web site at www.willscot.com, call (410) 931-6066, or email to Michele.Cunningham@willscot.com.

All statements other than statements of historical fact included in this press release are forward-looking statements and involve expectations, beliefs, plans, intentions or strategies regarding the future. Although the company believes that the expectations reflected in these forward-looking statements are reasonable, it assumes no responsibility for the accuracy and completeness of these forward-looking statements and gives no assurance that these expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the company’s expectations are disclosed under “Risk Factors” and elsewhere in the company’s 10-K, 10-Q and other SEC filings, including, but not limited to, substantial leverage and its ability to service debt, changing market trends in its industry, general economic and business conditions including a prolonged or substantial recession, its ability to finance fleet and branch expansion and to locate and finance acquisitions, its ability to implement its business and growth strategy and maintain and enhance its competitive strengths, intense industry competition, availability of key personnel and changes in, or the failure to comply with, government regulations. The company assumes no obligation to update any forward-looking statement.

Williams Scotsman International, Inc.
Consolidated Balance Sheets
(dollars in thousands)

	June 30, 2007	December 31, 2006
	(Unaudited)
Assets

Cash	$1,995	$6,495
Trade accounts receivable, net	125,816	120,586
Prepaid expenses and other current assets	69,285	52,938
Rental equipment, net	1,147,523	1,066,469
Property and equipment, net	97,432	92,992
Deferred financing costs, net	17,671	19,277
Goodwill and other intangible assets	225,111	199,788
Other assets, net	36,080	29,374
Total assets	$1,720,913	$1,587,919

Liabilities and stockholders’ equity

Accounts payable	$72,455	$58,964
Accrued expenses and other current liabilities	53,553	50,834
Accrued interest	11,324	12,887
Rents billed in advance	24,598	25,031
Revolving credit facility	357,111	296,892
Long-term debt, net	617,902	619,464
Deferred income taxes	170,701	155,706
Total liabilities	1,307,644	1,219,778
Stockholders’ equity:
Common stock	562	557
Additional paid-in capital	552,255	545,124
Retained earnings	126,036	100,962
Accumulated other comprehensive income	30,354	17,436
	709,207	664,079
Less treasury stock	(295,938)	(295,938)
Total stockholders’ equity	413,269	368,141
Total liabilities and stockholders’ equity	$1,720,913	$1,587,919

Williams Scotsman International, Inc.
Consolidated Statements of Operations (unaudited)
(dollars in thousands, except per share data)

	Quarter ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
	(In thousands except share and per share amounts)
Revenues
Leasing	$82,859	$70,174	$163,043	$139,057
Sales:
New units	49,401	26,796	78,025	66,742
Rental equipment	14,614	14,564	24,929	25,075
Delivery and installation	43,162	34,914	73,725	68,940
Other	13,690	12,661	25,953	24,268
Total revenues	203,726	159,109	365,675	324,082

Costs of sales and services
Leasing:
Depreciation and amortization	16,426	14,036	32,150	28,226
Other direct leasing costs	17,367	16,078	32,575	31,128
Sales:
New units	40,449	20,333	62,630	52,641
Rental equipment	10,190	10,391	17,739	18,065
Delivery and installation	34,534	27,990	59,311	56,088
Other	2,937	2,390	5,492	4,662
Total costs of sales and services	121,903	91,218	209,897	190,810

Gross profit	81,823	67,891	155,778	133,272

Selling, general and administrative expenses (1)	32,956	26,856	65,676	53,506
Other depreciation and amortization	5,774	4,372	11,176	8,618
Operating income	43,093	36,663	78,926	71,148

Interest, including amortization of deferred financing costs	19,001	17,824	38,007	35,345

Income before income taxes	24,092	18,839	40,919	35,803
Income tax expense	9,451	7,257	15,845	13,788
Net income	$14,641	$11,582	$25,074	$22,015

Earnings per common share	$0.34	$0.28	$0.58	$0.54
Earnings per common share, assuming dilution	$0.33	$0.27	$0.57	$0.53

Weighted average common shares outstanding—basic	43,514,463	41,487,015	43,340,229	40,737,273
Weighted average common shares outstanding—diluted	44,011,544	42,389,358	43,881,493	41,916,080

(1)             Includes non-cash stock compensation expense of $0.6 million and $0.2 million for the three months ended June 30, 2007 and 2006, respectively and $1.4 million and $0.7 million for the six months ended June 30, 2007 and 2006, respectively.

Williams Scotsman International, Inc.
Summary of Selected Consolidated Financial Information (unaudited)
(Dollars in thousands except monthly rental rate)

	Quarter Ended June 30,		Six Months Ended June 30,
Operations Data (in thousands):	2007	2006	2007	2006

Gross profit
Leasing	$49,066	$40,060	$98,318	$79,703
Sales:
New units	8,952	6,463	15,395	14,101
Rental equipment	4,424	4,173	7,190	7,010
Delivery and installation	8,628	6,924	14,414	12,852
Other	10,753	10,271	20,461	19,606
Total gross profit	$81,823	$67,891	$155,778	$133,272

	Quarter Ended June 30, 2007			Quarter Ended June 30, 2006
North America Rental Fleet Data:	Modular	Storage	Total	Modular	Storage	Total

Lease fleet units, as of end of period	79,900	25,100	105,000	77,600	22,600	100,200
Lease fleet units, average for period	79,400	24,800	104,200	77,600	22,200	99,800
Utilization rate based upon units, average for period	82%	74%	80%	83%	77%	82%
Monthly rental rate, average over period	$368	$100	$309	$337	$98	$287

	Six Months Ended June 30, 2007			Six Months Ended June 30, 2006
	Modular	Storage	Total	Modular	Storage	Total
Lease fleet units, as of end of period	79,900	25,100	105,000	77,600	22,600	100,200
Lease fleet units, average for period	78,800	24,400	103,200	77,200	22,000	99,200
Utilization rate based upon units, average for period	82%	75%	80%	83%	78%	82%
Monthly rental rate, average over period	$366	$99	$308	$334	$98	$285

At June 30, 2007, our European rental fleet totaled approximately 16,400 units, at a utilization rate of 89% and an average rental rate of $124.

	Quarter Ended June 30,		Six Months Ended June 30,
Capital Expenditure Data (in thousands):	2007	2006	2007	2006
Lease fleet, net (a)	$46,138	$27,306	$73,590	$53,819
Non-lease fleet	5,080	3,994	9,148	6,239
Acquisitions	1,116	—	43,755	5,123

Other Financial Data (at period end):	June 30, 2007
Leverage Ratio (b)	3.93	x
Leverage Ratio (c)	18.690	x
Borrowing base availability under revolving credit facility (d) (in thousands)	$161,201

(a)             Capital expenditures are shown net of used units sold

(b)            Calculated as total debt divided by Consolidated EBITDA, see (f) below

(c)             Calculated as total debt divided by net income, the most comparable GAAP measure

(d)            Under the Company’s Amended and Restated Credit Agreement, the Company is not subject to financial covenants as long as its excess availability under the revolving credit facility remains above $75 million. As of June 30, 2007, the Company’s excess availability under the revolver was $161.2 million or $86.2 million in excess of the $75 million requirement

Reconciliation of EBITDA for the quarter ended June 30, 2007 and 2006 to net income—the most comparable GAAP measure:

	Quarter Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(in thousands)
EBITDA (e)	$65,293	$55,071	$122,252	$107,992
Less:
Interest expense	19,001	17,824	38,007	35,345
Depreciation and amortization	22,200	18,408	43,326	36,844
Income tax provision	9,451	7,257	15,845	13,788

Net income	$14,641	$11,582	$25,074	$22,015

(e)             The Company defines EBITDA as earnings before deducting interest, loss on extinguishment of debt, income taxes, depreciation and amortization

Reconciliation of Consolidated EBITDA, as defined below, to net income—the most comparable GAAP measure for the twelve months ended June 30, 2007 (in thousands):

Consolidated EBITDA—trailing 12 months (f)	$247,891
Less:
Interest expense	71,774
Depreciation and amortization	86,337
Income tax provision	28,075
Non-cash stock compensation expense	3,324
Loss on early extinguishment of debt	90
Pro forma EBITDA impact of acquisitions	6,117
Net income, trailing 12 months	$52,174

(f)               Consolidated EBITDA is defined as the Company’s net income plus interest, loss on extinguishment of debt, taxes, depreciation and amortization expenses, and excludes (gains) losses on sales of fixed assets and any other non-cash items, and non-cash stock compensation charges.  Consolidated EBITDA also includes an adjustment to reflect the estimated full year EBITDA contribution of acquisitions completed during the period.  Consolidated EBITDA should not be considered in isolation or as a substitute to cash flow from operating activities, net income or other measures of performance prepared in accordance with generally accepted accounting principles or as a measure of the Company’s profitability or liquidity.  The Company is providing Consolidated EBITDA as supplemental information so that investors can evaluate the Company’s performance and debt position.  Consolidated EBITDA of the Company’s wholly owned subsidiary, Williams Scotsman, Inc., is also separately calculated and utilized to assess its compliance with the financial covenants under the Amended and Restated Credit Agreement.

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